Exhibit 99.1

        Circuit City Stores, Inc. Announces Resignation of John W. Froman

Richmond, Va., February 28, 2005 - Circuit City Stores, Inc. today announced the resignation of executive vice president and chief operating officer John W. Froman effective March 1, 2005.

Froman, 51, was appointed chief operating officer in November 2001 and was responsible for all store operations, real estate, construction, service and distribution.

"John first came to Circuit City in 1986 and has held a number of positions in the company," said W. Alan McCollough, chairman and chief executive officer for Circuit City. "As John developed at the Company, it was easy to see that he possesses an outstanding ability to motivate others. John also never lost his ability to communicate to customers and clearly understood what it takes to sell. His sense of humor will be missed and I wish him well in his future endeavors."

"I will miss many things about Circuit City and the Associates most of all, but I feel that now is the right time for me to step aside and pursue other challenges," said Froman. "The company has undergone a remarkable transformation over the years and I have been proud to have been a part of the Circuit City family."

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores (NYSE:CC) is a leading specialty retailer of consumer electronics. Circuit City's domestic segment operates 612 Superstores and five mall-based stores in 158 U.S. markets. Its international segment operates more than 1,000 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

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Contact:  Bill Cimino, Director of Corporate Communications, 804-418-8163